TriNet Announces Second Quarter 2024 Results

1% Growth in Total Revenues to $1.2 Billion
5% Growth in Professional Service Revenues to $186 million
Net Income per Diluted Share of $1.20 and Adjusted Net Income per Diluted Share $1.53

DUBLIN, Calif. — July 26, 2024 — TriNet Group, Inc. (NYSE: TNET), a leading provider of comprehensive human resources solutions for small and medium-size businesses, today announced financial results for the second quarter ended June 30, 2024. The second quarter highlights below include non-GAAP financial measures which are reconciled later in this release.
Second quarter highlights include:
•Total revenues increased 1% to $1.2 billion as compared to the same period last year.
•Professional service revenues increased 5% to $186 million as compared to the same period last year.
•Net income was $60 million, or $1.20 per diluted share, compared to net income of $83 million, or $1.38 per diluted share, in the same period last year.
•Adjusted Net Income was $78 million, or $1.53 per diluted share, compared to Adjusted Net Income of $105 million, or $1.74 per diluted share, in the same period last year.
•Adjusted EBITDA was $136 million, compared to Adjusted EBITDA of $161 million, in the same period last year.
•Average WSEs increased 7% as compared to the same period last year, to approximately 351,000 and includes 18,000 PEO Platform Users.
•Average HRIS Users for the period was approximately 191,000.
•At June 30, 2024, TriNet had unrestricted cash and cash equivalents of $177 million, unrestricted investments of $228 million and total debt of $1.1 billion.
“The strength and resiliency of TriNet’s business model was once again on display with a strong second quarter,” said Mike Simonds, TriNet’s President and CEO. “In a challenging business environment for SMBs, our exceptional service model and proprietary technology drove improved customer retention and encouraging sales results.”
Mr. Simonds continued, “As a business whose customer base is predominantly professional SMBs, TriNet is managing through the challenges of limited customer hiring and accelerated insurance cost growth. We, however, remain focused on efficient execution and delivering financial results that our investors have come to expect. Also in the quarter, we returned a considerable amount of capital to shareholders through dividends and significant share repurchases as we believe TriNet is undervalued at current prices. Looking to the second half, the TriNet team will remain focused on our customers, maintain our expense and pricing discipline, and map the path to accelerated growth in 2025 and beyond.”

Third Quarter and Full-Year 2024 Guidance
In addition to announcing our second quarter 2024 results, we provide our third quarter and full-year 2024 guidance. Non-GAAP financial measures are reconciled later in this release. Percentages reflect the increase or (decrease) from the prior year quarter and prior year end.

	Q3 2024		Full Year 2024
	Low	High	Low	High
Total Revenues	—%	3%	(1)%	4%
Professional Service Revenues	—%	3%	1%	5%
Insurance Cost Ratio	91.0%	88.0%	89.5%	87.5%
Diluted net income per share of common stock	$0.70	$1.20	$3.94	$5.46
Adjusted Net Income per share - diluted	$1.00	$1.50	$5.25	$6.80

Quarterly Report on Form 10-Q
We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the first half of 2024 with the U.S. Securities and Exchange Commission (SEC) and making it available at http://www.trinet.com today, July 26, 2024. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-Q.
Earnings Conference Call and Audio Webcast
TriNet will host a conference call at 5:30 a.m. PT (8:30 a.m. ET) today to discuss its second quarter results for 2024 and provide third quarter and full-year financial guidance for 2024. TriNet encourages participants to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. To pre-register, go to: https://dpregister.com/sreg/10190552/fcfbde6c00. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 317-5426 and requesting the “TriNet Conference Call.” The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at http://investor.trinet.com. Participants can pre-register for the webcast by going to: https://events.q4inc.com/attendee/742072839. A replay of the webcast will be available on this website for approximately one year. A telephonic replay will be available for two weeks following the conference call at +1 (412) 317-0088 conference ID: 1675204.
About TriNet
TriNet provides small and medium-size businesses (SMBs) with full-service industry-specific HR solutions, providing both professional employer organization (PEO) and human resources information system (HRIS) services. TriNet offers access to human capital expertise, benefits, risk mitigation, compliance, payroll, and R&D tax credit services, all enabled by industry-leading technology. TriNet’s suite of products also includes services and software-based solutions to help streamline workflows by connecting HR, benefits, employee engagement, payroll and time & attendance. Rooted in more than 30 years of supporting entrepreneurs and adapting to the ever-changing modern workplace, TriNet empowers SMBs to focus on what matters most - growing their business and enabling their people For more information, please visit TriNet.com or follow us on Facebook, LinkedIn and Instagram.
Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section titled “Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among other things, TriNet’s expectations and assumptions regarding: TriNet's financial guidance for the second quarter and full-year 2024 and the underlying assumptions, the value to customers and shareholders of TriNet's product offerings, , TriNet's financial performance and long-term growth, and the extent, length and growth impact of current economic uncertainty. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” "guidance," “impact,” “intend,” “may,” “plan,” "predict," “project,” “seek,” “should,” “strategy,” “target,” “value,” “will,” “would” and similar expressions or variations. Examples of forward-looking statements include, among others, TriNet’s expectations regarding the future impact of its product offerings and business model, continued sales growth and client retention, the ability to maintain our expense and pricing discipline, and long-term growth. These statements are not guarantees of future performance but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements. Investors are cautioned not to place undue reliance upon any forward-looking statements.

Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: our ability to manage unexpected changes in workers’ compensation and health insurance claims and costs by WSEs; our ability to mitigate the unique business risks we face as a co-employer; the effects of volatility in the financial and economic environment on the businesses that make up our client base; loss of clients for reasons beyond our control and the short-term contracts we typically use with our clients; the impact of regional or industry-specific economic and health factors on our operations; the impact of failures or limitations in the business systems and centers we rely upon; the impact of discontinuing our discretionary credits on our business and client loyalty and retention; changes in our insurance coverage or our relationships with key insurance carriers; our ability to improve our services and technology to satisfy client and regulatory expectations; our ability to effectively integrate businesses we have acquired or may acquire in the future; our ability to effectively manage and improve our operational effectiveness and resiliency; our ability to attract and retain qualified personnel; the effects of increased competition and our ability to compete effectively; the impact on our business of cyber-attacks, breaches, disclosures and other data-related incidents; our ability to protect against and remediate cyber-attacks, breaches, disclosures and other data-related incidents, whether intentional or inadvertent and whether attributable to us or our service providers; our ability to comply with evolving data privacy and security laws; our ability to manage changes in, uncertainty regarding, or adverse application of the complex laws and regulations that govern our business; changing laws and regulations governing health insurance and employee benefits; our ability to be recognized as an employer of worksite employees and for our benefits plans to satisfy all requirements under federal and state regulations; changes in the laws and regulations that govern what it means to be an employer, employee or independent contractor; the impact of new and changing laws regarding remote work; our ability to comply with the licensing requirements that govern our solutions; the outcome of existing and future legal and tax proceedings; fluctuation in our results of operations and stock price due to factors outside of our control; our ability to comply with the restrictions of our credit facility and meet our debt obligations; and the impact of concentrated ownership in our stock by Atairos and other large stockholders. Any of these factors could cause our actual results to differ materially from our anticipated results.

Further information on risks that could affect TriNet’s results is included in our filings with the SEC, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet Corporation's Investor Relations Department at (510) 875-7201. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Alex Bauer	Renee Brotherton
TriNet	TriNet
Alex.Bauer@TriNet.com	Renee.Brotherton@TriNet.com
(510) 875-7201	(925) 965-8441

FINANCIAL HIGHLIGHTS
Key Financial and Operating Metrics
We regularly review certain key financial and operating metrics to evaluate growth trends, measure our performance and make strategic decisions. These key financial and operating metrics may change over time. Our key financial and operating metrics for the periods presented were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per share and Operating Metrics data)	2024	2023	% Change	2024	2023	% Change
Income Statement Data:
Total revenues	$1,226	$1,209	1%	$2,490	$2,455	1%
Operating income	80	97	(18)	202	267	(24)
Net income	60	83	(28)	152	214	(29)
Diluted net income per share of common stock	1.20	1.38	(13)	2.98	3.56	(16)
Non-GAAP measures (1):
Adjusted EBITDA	136	161	(16)	316	385	(18)
Adjusted Net income	78	105	(26)	189	256	(26)
Operating Metrics:
Insurance Cost Ratio	88%	84%	4%	87%	83%	4
Average WSEs (2)	351,455	327,376	7	349,810	327,242	7%
Total WSEs at period end (2)	354,028	334,046	6	354,028	334,046	6
Average HRIS Users (3)	191,220	219,026	(13)	193,188	223,155	(13)
(1)    Refer to Non-GAAP measures definitions and reconciliations from GAAP measures under the heading "Non-GAAP Financial Measures".
(2)    Total WSEs and Average WSEs include incremental WSEs that were charged a platform user access fee and incremental additional service recipients. These were identified as a result of our ongoing effort to ensure that our billing practices best match the expectations of our customers. Please refer to Management Discussion & Analysis in our 2024 10-Q.

(in millions)	June 30, 2024	December 31, 2023	% Change
Balance Sheet Data:
Working capital	103	115	(10)%
Total assets	3,703	3,693	—
Debt	1,068	1,093	(2)
Total stockholders’ equity	100	78	28

	Six Months Ended June 30,
(in millions)	2024	2023	% Change
Cash Flow Data:
Net cash provided by (used in) operating activities	$(245)	$67	(466)%
Net cash used in investing activities	(49)	(31)	58
Net cash used in financing activities	(178)	(100)	78
Non-GAAP measure (1):
Corporate Operating Cash Flows	$130	$255	(49)
(1) Refer to Non-GAAP measures definitions and reconciliations from GAAP measures under the heading "Non-GAAP Financial Measures".

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions except per share data)	2024	2023	2024	2023
Professional service revenues	$186	$177	$400	$382
Insurance service revenues	1,040	1,032	2,090	2,073
Total revenues	1,226	1,209	2,490	2,455
Insurance costs	916	868	1,823	1,720
Cost of providing services	75	79	154	156
Sales and marketing	72	70	144	139
General and administrative	47	60	95	103
Systems development and programming	17	17	35	34
Depreciation and amortization of intangible assets	19	18	37	36
Total costs and operating expenses	1,146	1,112	2,288	2,188
Operating income	80	97	202	267
Other income (expense):
Interest expense, bank fees and other	(16)	(6)	(32)	(13)
Interest income	17	20	35	38
Income before provision for income taxes	81	111	205	292
Income taxes	21	28	53	78
Net income	$60	$83	$152	$214
Other comprehensive income (loss), net of income taxes	—	(4)	(3)	(1)
Comprehensive income	$60	$79	$149	$213
Net income per share:
Basic	$1.21	$1.40	$3.01	$3.58
Diluted	$1.20	$1.38	$2.98	$3.56
Weighted average shares:
Basic	50	60	50	60
Diluted	51	60	51	60

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
(in millions, except share and per share data)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$177	$287
Investments	72	65
Restricted cash, cash equivalents and investments	893	1,269
Accounts receivable, net	15	18
Unbilled revenue, net	485	447
Prepaid expenses, net	76	67
Other payroll assets	800	381
Other current assets	48	44
Total current assets	2,566	2,578
Restricted cash, cash equivalents and investments, noncurrent	163	158
Investments, noncurrent	156	143
Property and equipment, net	14	17
Operating lease right-of-use asset	21	24
Goodwill	462	462
Software and other intangible assets, net	176	172
Other assets	145	139
Total assets	$3,703	$3,693
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$85	$87
Revolving credit agreement borrowings	84	109
Client deposits and other client liabilities	70	65
Accrued wages	558	515
Accrued health insurance costs, net	182	175
Accrued workers' compensation costs, net	43	50
Payroll tax liabilities and other payroll withholdings	1,421	1,438
Operating lease liabilities	13	14
Insurance premiums and other payables	7	10
Total current liabilities	2,463	2,463
Long-term debt, noncurrent	984	984
Accrued workers' compensation costs, noncurrent, net	107	120
Deferred taxes	13	13
Operating lease liabilities, noncurrent	24	30
Other non current liabilities	12	5
Total liabilities	3,603	3,615
Stockholders' equity:
Preferred stock	—	—
Common stock and additional paid-in capital	1,021	976
Accumulated deficit	(916)	(896)
Accumulated other comprehensive loss	(5)	(2)
Total stockholders' equity	100	78
Total liabilities & stockholders' equity	$3,703	$3,693

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
(in millions)	2024	2023
Operating activities
Net income	$152	$214
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of intangible assets	37	36
Amortization of deferred costs	21	20
Amortization of ROU asset, lease modification, impairment, and abandonment	3	2
Stock based compensation	38	28
Other	1	2
Changes in operating assets and liabilities:
Accounts receivable, net	3	(1)
Unbilled revenue, net	(38)	12
Prepaid expenses, net	(9)	(24)
Other assets	(33)	—
Other payroll assets	(419)	68
Accounts payable and other liabilities	(11)	—
Client deposits and other client liabilities	5	(27)
Accrued wages	43	—
Accrued health insurance costs, net	7	(5)
Accrued workers' compensation costs, net	(21)	(9)
Payroll taxes payable and other payroll withholdings	(17)	(241)
Operating lease liabilities	(7)	(8)
Net cash provided by (used in) operating activities	(245)	67
Investing activities
Purchases of marketable securities	(139)	(170)
Proceeds from sale and maturity of marketable securities	125	173
Acquisitions of property and equipment and software	(35)	(34)
Net cash used in investing activities	(49)	(31)
Financing activities
Repurchase of common stock	(135)	(98)
Proceeds from issuance of common stock	7	7
Revolver drawdown	—	495
Revolver repayment	—	(495)
Awards effectively repurchased for required employee withholding taxes	(12)	(9)
Repayment of revolving credit agreement borrowings	(25)	—
Dividends paid	(13)	—
Net cash provided by (used in) financing activities	(178)	(100)
Net change in cash and cash equivalents, unrestricted and restricted	(472)	(64)
Cash and cash equivalents, unrestricted and restricted:
Beginning of period	1,466	1,537
End of period	$994	$1,473

Supplemental disclosures of cash flow information
Interest paid	$30	$12
Income taxes paid, net	$62	$58
Supplemental schedule of noncash investing and financing activities
Cash dividend declared, but not yet paid	$12	$—
Payable for purchase of property and equipment	$2	$5

FINANCIAL STATEMENTS

Non-GAAP Financial Measures
In addition to the selected financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we monitor other non-GAAP financial measures that we use to manage our business, to make planning decisions, to allocate resources and to use as performance measures in our executive compensation plan. These key financial measures provide an additional view of our operational performance over the long term and provide information that we use to maintain and grow our business.
The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation from, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Non-GAAP Measure	Definition	How We Use The Measure
Adjusted EBITDA	• Net income, excluding the effects of:
- income tax provision,
- interest expense, bank fees and other,
- depreciation,
- amortization of intangible assets,
- stock based compensation expense,
- amortization of cloud computing arrangements, and
- transaction and integration costs.	• Provides period-to-period comparisons on a consistent basis and an understanding as to how our management evaluates the effectiveness of our business strategies by excluding certain non-recurring costs, which include transaction and integration costs, as well as certain non-cash charges such as depreciation and amortization, and stock-based compensation and certain impairment charges recognized based on the estimated fair values. We believe these charges are either not directly resulting from our core operations or not indicative of our ongoing operations.
• Enhances comparisons to the prior period and, accordingly, facilitates the development of future projections and earnings growth prospects.
• Provides a measure, among others, used in the determination of incentive compensation for management.
• We also sometimes refer to Adjusted EBITDA margin, which is the ratio of Adjusted EBITDA to total revenues.
Adjusted Net Income	• Net income, excluding the effects of:
- effective income tax rate (1),
- stock based compensation,
- amortization of intangible assets, net,
- non-cash interest expense,
- transaction and integration costs, and
	- the income tax effect (at our effective tax rate (1) of these pre-tax adjustments.	• Provides information to our stockholders and board of directors to understand how our management evaluates our business, to monitor and evaluate our operating results, and analyze profitability of our ongoing operations and trends on a consistent basis by excluding certain non-cash charges.
Corporate Operating Cash Flows	• Net cash provided by (used in) operating activities, excluding the effects of:
- Assets associated with WSEs and TriNet Trust (accounts receivable, unbilled revenue, prepaid expenses, other payroll assets and other current assets) and
- Liabilities associated with WSEs and TriNet Trust (client deposits and other client liabilities, accrued wages, payroll tax liabilities and other payroll withholdings, accrued health insurance costs, accrued workers' compensation costs, insurance premiums and other payables, and other current liabilities).	• Provides information that our stockholders and management can use to evaluate our cash flows from operations independent of the current assets and liabilities associated with our WSEs and TriNet Trust.
• Enhances comparisons to prior periods and, accordingly, used as a liquidity measure to manage liquidity between corporate and WSE and TriNet Trust related activities, and to help determine and plan our cash flow and capital strategies.

(1)     Non-GAAP effective tax rate is 25.6% for the second quarters and full years of 2024 and 2023, which excludes the income tax impact from stock-based compensation, changes in uncertain tax positions, and nonrecurring benefits or expenses from federal legislative changes.
(2)    Non-cash interest expense represents amortization and write-off of our debt issuance costs and loss on a terminated derivative.

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures
The table below presents a reconciliation of net income to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2024	2023	2024	2023
Net income	$60	$83	$152	$214
Provision for income taxes	21	28	53	78
Stock based compensation	18	17	38	28
Interest expense, bank fees and other	16	6	32	13
Depreciation and amortization of intangible assets	19	18	37	36
Amortization of cloud computing arrangements	2	2	4	4
Transaction and integration costs	—	7	—	12
Adjusted EBITDA	$136	$161	$316	$385
Adjusted EBITDA Margin	11.1%	13.3%	12.7%	15.7%
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2024	2023	2024	2023
Net income	$60	$83	$152	$214
Effective income tax rate adjustment	—	—	1	3
Stock based compensation	18	17	38	28
Amortization of intangible assets	5	5	10	11
Non-cash interest expense	1	1	1	1
Transaction and integration costs	—	7	—	12
Income tax impact of pre-tax adjustments	(6)	(8)	(13)	(13)
Adjusted Net Income	$78	$105	$189	$256
GAAP weighted average shares of common stock - diluted	51	60	51	60
Adjusted Net Income per share - diluted	$1.53	$1.74	$3.70	$4.24
The table below presents a reconciliation of net cash provided by operating activities to Corporate Operating Cash flows:

	Six Months Ended June 30,
(in millions)	2024	2023
Net cash provided by (used in) operating activities	$(245)	$67
Less: Change in WSE & TriNet Trust related other current assets	(439)	89
Less: Change in WSE & TriNet Trust related current liabilities	64	(277)
Net cash used in operating activities - WSE & TriNet Trust	$(375)	$(188)
Net cash provided by operating activities - Corporate	$130	$255

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures for the third quarter and full-year 2024 guidance.
Low and high percentages represent increases (decreases) from the same periods in the previous year.
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Q3 2023	Q3 2024 Guidance		FY 2023	Year 2024 Guidance
(in millions, except per share data)	Actual	Low	High	Actual	Low	High
Net income	$94	(63)%	(36)%	$375	(47)%	(27)%
Effective income tax rate adjustment	(2)	(4)	(10)	(2)	153	41
Stock based compensation	15	10	10	59	27	27
Amortization of intangible assets	5	8	8	20	(5)	(5)
Non-cash interest expense	—	(100)	(100)	2	(47)	(47)
Transaction and integration costs	3	(100)	(100)	17	(100)	(100)
Income tax impact of pre-tax adjustments	(6)	(6)	(6)	(25)	(3)	(3)
Adjusted Net Income	$109	(55)%	(32)%	$446	(41)%	(23)%
GAAP weighted average shares of common stock - diluted	58			57
Adjusted Net Income per share - diluted	$1.91	$1.00	$1.50	$7.81	$5.25	$6.80